Exhibit 4.4

MIROMATRIX MEDICAL INC.

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this "Agreement") is effective as of the 16th day of October, 2017, by and among MIROMATRIX MEDICAL INC., a Delaware corporation (the "Company"), and the persons and entities listed on the Schedule of Investors attached hereto as Exhibit A who hold Series B-2 Convertible Preferred Stock, as defined herein, (such persons and entities sometimes referred to herein, together with their transferees as permitted by Section 9 as the "Holders"). Together, the parties to this Agreement are referred to as the "Parties."

RECITALS

A.       In connection with and in consideration of the purchase and sale of shares of Series B-2 Preferred as part of a new offering, the Parties desire to provide for the registration of Common Stock to be issued upon conversion of the Series B-2 Preferred, in accordance with the terms of this Agreement; and

B.       The Company desires to also grant to each Holder certain rights with respect to the receipt of information about the Company;

NOW THEREFORE, the Parties agree as follows:

1.)                Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

"Affiliate" means, as to any person, a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock or an equity interest, by contract, or otherwise.

"Commission" means the Securities and Exchange Commission of the United States or any other U.S. federal agency at the time administering the Securities Act.

"Common Holder" means a holder of shares of the Company's Common Stock.

"Common Stock" means the Common Stock of the Company, $0.00001 par value.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the Commission thereunder, all as the same are in effect at the time.

"Family Group" has the meaning assigned in Section 9 hereof. "Form S-3" has the meaning assigned in Section 4(a) hereof. "Indemnified Party" has the meaning assigned in Section 7(c) hereof.

Miromatrix Medical Inc.
Investor Rights Agreement

"Indemnifying Party" has the meaning assigned in Section 7(c) hereof.

"Initiating Holders" has the meaning assigned in Section 2(a) hereof.

"IPO" means the closing of the Company's first public offering of Common Stock pursuant to a registration statement declared effective by the Commission.

"Material Adverse Information" has the meaning assigned in Section 5(c) hereof.

"Preferred Stock" means the Series B-2 Preferred.

"Registration Expenses" means all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 2 [Requested Registration], 3 [Company Registration] and 4 [Registration on Form S-3] hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees, and expenses and the expense of any special audits incident to or required by any such registration. Registration Expenses also includes the reasonable fees and disbursements of one counsel for the selling Holders up to a maximum of $5,000 for each Registration. Registration Expenses shall not include any Selling Expenses.

"Registrable Securities" means (i) Common Stock issued or issuable on conversion of Preferred Stock held by Holders; and (ii) any Common Stock issued or issuable in respect of such Common Stock upon any split, dividend, recapitalization or similar event. Common Stock or other securities will only be treated as Registrable Securities if it has not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission and such other governmental or regulatory bodies as are appropriate.

"Rule 145 Transaction" means any transaction described in Rule 145(a) promulgated by the Commission under the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar United States federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Selling Expenses" means all underwriting discounts, selling commissions, stock transfer taxes and fees of counsel to Holders (other than the fees and disbursements of counsel specifically included in the definition of Registration Expenses) applicable to the securities registered by the Holders.

Miromatrix Medical Inc.
Investor Rights Agreement

"Series B-2 Preferred" means the Series B-2 Convertible Preferred Stock of the Company.

2.)                Requested Registration.

(a)               Request for Registration. In case the Company receives from the Holders of at least fifty percent (50%) of the Registrable Securities on or following the date which is six (6) months after the date the Company completes an IPO, a written request that the Company effect a registration with respect to Registrable Securities having a reasonably anticipated aggregate offering price, before deduction of underwriter discounts and commissions, of at least $2,000,000 (such requesting holder or holders, the "Initiating Holders"), the Company will:

i.	promptly give written notice of the proposed registration, qualification or compliance to all other Holders who are not Initiating Holders; and

ii.	as soon as practicable, use its reasonable best efforts to effect such registration, qualification, or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder(s) joining in such request as are specified in a written request received by the Company within twenty (20) days after the mailing of such written notice from the Company (collectively, the "Other Holders");

Provided, however, that the Company is not obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2 [Requested Registration]:

A.	In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance;

B.	During the period starting with the date sixty (60) days prior to the Company's estimated date of filing of any registration statement pertaining to securities of the Company sold by the Company (other than a registration of securities in a Rule 145 Transaction or with respect to an employee benefit plan) and ending one hundred eighty (180) days following the effective date of any public offering by the Company of such securities, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and further provided that the Company may delay any such registration not more than one time during any twelve month period;

C.	After the Company has effected one (1) registration pursuant to this Section 2 [Requested Registration], and such registration has been declared or ordered effective; or

D.	If the Company furnishes to such Initiating Holders and Other Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be beneficial to the Company or its stockholders to temporarily delay the filing of such registration statement, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 2 [Requested Registration] shall be deferred for a period not to exceed one hundred eighty (180) days from the date of receipt of written request from the Initiating Holders.

Subject to the foregoing clauses (A) through (D), the Company will file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders and the Other Holders.

Miromatrix Medical Inc.
Investor Rights Agreement

(b)               Underwriting. In the event that the Initiating Holders indicate in their written request pursuant to Section 2(a) that a registration pursuant to this Section 2 [Requested Registration] is for a registered public offering involving an underwriting, the Company will so advise the Holders as part of the notice given pursuant to Section 2(a)(i). In such event, the right of any Holder, as the case may be, to registration pursuant to this Section 2 [Requested Registration] will be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 2 [Requested Registration], and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested will be limited to the extent provided herein.

The Company (together with all Initiating Holders and Other Holders proposing to distribute their securities through such underwriting) will enter into an underwriting agreement in customary form with the managing underwriter selected by the Company (which underwriter will be acceptable to a majority in interest of the Initiating Holders with such acceptance not to be unreasonably withheld). Notwithstanding any other provision of this Section 2 [Requested Registration], if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise the Initiating Holders and the Other Holders, and the number of Registrable Securities that may be included in the registration and underwriting will be allocated among the Initiating Holders and the Other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities that such Initiating Holders and Other Holders have requested pursuant to Section 2(a) hereof to include in such registration. No Registrable Securities or other securities excluded from the underwriting by reason of the underwriter's marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Initiating Holder or Other Holder to the nearest one hundred (100) shares.

If any Initiating Holder or Other Holder disapproves of the terms of the underwriting, such person may elect, unless otherwise agreed in writing by such Initiating Holder or Other Holder, to withdraw therefrom by written notice to the Company and the managing underwriter. The Registrable Securities or other securities so withdrawn will also be withdrawn from registration.

Miromatrix Medical Inc.
Investor Rights Agreement

3.)                Company Registration.

(a)               Notice of Registration. If the Company determines to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 Transaction, or (iii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon the conversion of debt securities which are also concurrently being registered, the Company will:

i.	promptly give to each Holder written notice thereof; and

ii.	subject to Section 3(b), include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after the mailing of such written notice from the Company, by any Holder. If any Holder decides not to include all of its Registrable Securities in such registration, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)               Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise the Holders as a part of the written notice given pursuant to Section 3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3 [Company Registration] will be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting, together with the Company, will enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3 [Company Registration], if the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be underwritten, the managing underwriter may eliminate, or may limit on a pro rata basis (based on the total number of the Registrable Securities entitled to registration held by the Holder) the number of Registrable Securities to be included in such registration; provided that no such reduction will be made with respect to securities being offered by the Company for its own account. The Company will advise all Holders proposing to distribute their securities through such underwriting of any such limitations, and the number of shares of Registrable Securities that may be included in the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of Registrable Securities allocated to any Holder proposing to distribute their securities through such underwriting to the nearest one hundred (100) Registrable Securities. If any Holder proposing to distribute their securities through such underwriting disapproves of the terms of any such underwriting, he may elect, unless otherwise agreed in writing by such Holder to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting will be withdrawn from such registration.

(c)               Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 [Company Registration] prior to or after the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

Miromatrix Medical Inc.
Investor Rights Agreement

4.)                Registration on Form S-3.

(a)               Request for Registration. If any Holder(s) request that the Company file a registration statement on Form S-3 or any successor form thereto under the Securities Act ("Form S-3") for a public offering of Registrable Securities, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000 and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company will use its reasonable best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder(s) may reasonably request. The substantive provisions of Section 2(b) shall be applicable to each registration initiated under this Section 4 [Registration on Form S-3].

(b)               Limitations. Notwithstanding the foregoing, the Company will not be obligated to take any action pursuant to this Section 4 [Registration on Form S-3]:

i.	in any particular jurisdiction in which the Company would be required to execute a general consent to service of process m effecting such registration, qualification or compliance;

ii.	during the period starting with the date sixty (60) days prior to the Company's estimated date of filing, and ending on the date one hundred eighty (180) days immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 Transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, and further provided that the Company may delay any such registration not more than one time during any twelve month period;

iii.	if the Company furnishes to such Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be beneficial to the Company or its owners to temporarily delay filing of such registration statements, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred eighty (180) days from the receipt of the request to file such registration by such Holder;

iv.	if the Company has effected a total of two (2) registrations pursuant to Section 2 [Requested Registration] and this Section 4 [Registration on Form S-3] and each such registration has been declared or ordered effective; or

v.	if the Company has effected the registration of any Registrable Securities pursuant to Section 2 [Requested Registration] or this Section 4 [Registration on Form S-3] at any time during the previous twelve (12) month period.

Miromatrix Medical Inc.
Investor Rights Agreement

5.)                Expenses of Registration.

(a)             Registration Expenses. The Company will be responsible for all Registration Expenses, exclusive of underwriting discounts and commissions or legal fees of the Holders incurred in connection with all registrations pursuant to this Agreement.

(b)               Selling Expenses. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders pro rata on the basis of the number of Registrable Securities so registered.

(c)               Expenses Upon Withdrawal. Notwithstanding anything herein to the contrary, the Company will not be required to pay (and the Holders will be required to pay as set forth below) for expenses of any registration proceeding begun pursuant to Section 2 [Requested Registration] or Section 4 [Registration on Form S-3], the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon Material Adverse Information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one (1) registration pursuant to Section 2 [Requested Registration] or Section 4 [Registration on Form S-3], as the case may be, in which event such right shall be forfeited by all Holders. If the Holders are required to pay Registration Expenses pursuant hereto, such expenses (which will not be deemed to include (i) the cost of normal audits of the Company that would have been performed in any event, or (ii) the time of any executive or other personnel of the Company involved in the preparation of the registration statement) will be borne by the Holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. For purposes of this Section 5(c), "Material Adverse Information" means information relating to any occurrence that is materially adverse as to the business, properties or financial condition of the Company, but does not include information relating to the economy or financial markets generally or the Company's industry generally unless such information relating to the economy or financial markets would have a disproportionate effect on the Company.

6.)                Registration Procedures.. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will:

(a)               Keep each Holder advised as to the initiation of each registration, qualification and compliance and as to the completion thereof;

(b)               Prepare and, as soon as practicable, file with the Commission a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective until the earlier of the sale of the Registrable Securities so registered or sixty (60) days subsequent to the effective date of such registration;

(c)              Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to make and to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such registration statement until the earlier of the sale of the Registrable Securities so registered or sixty (60) days subsequent to the effective date of such registration statement;

(d)               Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such parties may reasonably request in order to facilitate the public offering of such securities; and

(e)               Use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such states as the Holders reasonably request, maintain any such registration or qualification current until the earlier of the sale of the Registrable Securities so registered or (90) days subsequent to the effective date of the registration statement; and take any and all other reasonable actions either necessary or advisable to enable the Holders to consummate the public sale or other disposition of the Registrable Securities in jurisdictions where the Holders desire to effect such sales or other disposition (but the Company is not required to take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject or to qualify as a foreign corporation in any jurisdiction where the Company is not so qualified).

Miromatrix Medical Inc.
Investor Rights Agreement

7.)                Indemnification.

(a)               By Company. To the extent permitted by law, the Company will indemnify each Holder, each of their officers and directors and partners, and each Affiliate of such Holder, and each underwriter, if any, and each Affiliate of any underwriter, with respect to each registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) (collectively, "Claims"), including any Claims incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company will reimburse each such Holder, each of their officers and directors and Affiliates, each such underwriter and their Affiliates, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such Claim, provided that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), and the Company will not be liable in any such case to the extent that any such Claim arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with information furnished to the Company expressly for use in connection with such registration by such Holder, Affiliate or underwriter. If the Holders are represented by counsel other than counsel for the Company, the Company will not be obligated under this Section 7(a) to reimburse legal fees and expenses of more than one separate counsel for the Holders.

(b)               By Holders. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company's securities covered by such a registration statement, each Affiliate of the Company or such underwriter, and each other such Holder, each of their officers and directors and each Affiliate, against all Claims (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company, such Holders, such directors, officers, legal counsel, independent accountants, persons, underwriters or Affiliates for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Claim in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company expressly for use in connection with such registration by such Holder, provided that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)               Procedures. Each party entitled to indemnification under this Section 7 [Indemnification] (the "Indemnified Party") will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at its own expense; provided, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)               Contributions. If the indemnification provided for in this Section 7 [Indemnification] is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Claim, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, will, to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with that which resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, provided that, in no event will any contribution by a Holder pursuant to this Section 7(d) exceed the proceeds from the offering received by such Holder.

Miromatrix Medical Inc.
Investor Rights Agreement

8.)               Information by Holder. The Holder(s) of Registrable Securities included in any registration will furnish to the Company such information, including information regarding such Holder(s), the Registrable Securities held by them and the distribution proposed, as the Company may request in writing to enable the Company to comply with the provisions hereof in connection with any registration, qualification or compliance referred to in this Agreement. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 [Requested Registration], 3 [Company Registration] and 4 [Registration on Form S-3] with respect to Registrable Securities of any Holder that such Holder shall furnish to the Company such information.

9.)                Transfer of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 2 [Requested Registration], 3 [Company Registration] and 4 [Registration on Form S-3] hereof may be assigned (but only with all related obligations) in connection with any transfer or assignment by a Holder of Registrable Securities, provided that: (i) such transfer or assignment is for at least twenty-five percent (25%) of such Holder's Registrable Securities (except for transfers in which the transferor is a partnership and the transferee is a partner or former partner in such partnership or transfers to a Holder's Family Group, in which case such rights may be transferred without regard to the number of shares so transferred); (ii) such transfer of any Registrable Securities is lawful under all applicable securities laws; and (iii) such Assignment will only be effective only if immediately following such transfer the transferee agrees in writing delivered promptly to the Company to be bound by the terms and conditions of this Agreement as though the transferee were a Holder hereunder. The transfer or assignment of all Registrable Securities of any Holder will divest such transferring or assigning Holder of registration rights hereunder. "Family Group" means such Holder's spouse, siblings, ancestors and descendants (whether natural or adopted), any spouses of such siblings, ancestors and descendants, any siblings of such ancestors and descendants, and any trust established solely for the benefit of one or more of such Holder, spouse, siblings, ancestors and/or descendants.

10.)            Termination. All rights granted and obligations imposed pursuant to Sections 2 [Requested Registration], 3 [Company Registration] and 4 [Registration on Form S-3] of this Agreement shall terminate (i) as to all Holders on the earlier of three (3) years after the date of the Company's IPO or (ii) as to each Holder at such time as such Holder (together with such Holder's Affiliates) can sell all of such Holder's Registrable Securities pursuant to Rule 144 under the Securities Act within any three (3) month period.

11.)            Information Rights.

(a)               Delivery of Annual Financial Statements. The Company will deliver to each Holder, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year and a balance sheet of the Company as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles.

(b)               Delivery of Quarterly Financial Statements. The Company will deliver to each Holder, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, an income statement for such fiscal quarter and a balance sheet of the Company as of the end of such quarter, such financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles. The Company will accompany each delivery of quarterly financial statements with a letter to the Holders updating them on the current progress of the Company.

(c)               Termination of Information Covenants. The covenants set forth in this Section 11 [Information Rights] shall terminate as to each Holder and be of no further force or effect immediately upon the IPO. The information rights may be transferred to a transferee, provided that the Company is given prior written notice of such transfer.

(d)               Confidentiality of Information. Each Holder agrees that any information obtained by such Holder pursuant to this Section 11 [Information Rights] which is, or would reasonably be perceived to be, proprietary to the Company or otherwise confidential will not be used or disclosed without the prior written consent of the Company. Each Holder further acknowledges and understands that any information so obtained which may be considered material non-public information will not be utilized by such Holder in connection with purchases and/or sales of the Company's securities, except in compliance with applicable state and federal antifraud statutes.

Miromatrix Medical Inc.
Investor Rights Agreement

12.)            Miscellaneous.

(a)               Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without regard to conflicts of laws provisions.

(b)               Exclusive Jurisdiction.

THE PARTIES AGREE THAT ALL DISPUTES ARISING AMONG THEM ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP AMONG THE PARTIES TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY IN THE UNITED STATES FEDERAL COURTS OR MINNESOTA STATE COURTS LOCATED IN HENNEPIN COUNTY, MINNESOTA. THE PARTIES WAIVE IN ALL DISPUTES ANY OBJECTIONS THEY MAY HAVE TO THE LOCATION OF ANY COURT LOCATED IN HENNEPIN COUNTY, MINNESOTA CONSIDERING ANY SUCH DISPUTE.

(c)               Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of 50% of the then outstanding Registrable Securities. Any amendment or waiver effected in accordance with this paragraph will be binding upon the Company and each Holder of any securities subject to this Agreement (including securities into which such securities are convertible) and future holders of all such securities. Any Holder may waive its rights or the Company's obligations hereunder without obtaining the consent of any other person.

(d)               Severability. If any provision of this Agreement or any portion thereof is finally determined to be unlawful or unenforceable, such provision or portion thereof will be deemed to be severed from this Agreement. Every other provision, and any portion of such an invalidated provision that is not invalidated by such a determination, will remain in full force and effect.

(e)               Notices. Any notice required or permitted under this Agreement must be given in writing and will be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or upon deposit with a national postal service, postage prepaid, addressed, (i) if to the Company: 10399 West 70th Street, Eden Prairie, MN 55344, Attention: CEO, and (ii) if to the Holders, at the address for such Holders listed on the signature page of this Agreement. All notices shall be delivered to the addresses maintained in the Company's records for such Holders. Notices will be effective upon receipt, or in the case of delivery by mail, ten (I 0) days after being deposited, first class postage prepaid, in the mails of a national postal service, or in the case of notice by facsimile copy, when verbal communication of receipt is obtained, in each case when addressed as aforesaid.

(f)                Entire Agreement; Successors. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and other written or oral agreements pertaining to the subject matter hereof between or among any parties hereto are expressly canceled. Subject to the terms hereof, this Agreement will inure to the benefit of any successor or assign of any party hereto.

(g)               Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and any of which will be enforceable against the person who has executed the same.

(h)               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i)                 Execution and Delivery. A facsimile, telecopy, .pdf or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile, .pdf or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

[signature page follows]

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Miromatrix Medical Inc.
Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

COMPANY:	MIROMATRIX MEDICAL INC.

By:	/s/ Jeff Ross
Jeff Ross, Chief Executive Officer

[Signature Page to Investor Rights Agreement]

Miromatrix Medical Inc.
Investor Rights Agreement